Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK REPORTS EXCELLENT RESULTS FOR 2006 FOURTH QUARTER AND FISCAL YEAR; EXPECTS STRONG GROWTH IN 2007

SPARKS, MD, JANUARY 24 - - - McCormick & Company, Incorporated (NYSE:MKC), today reported results for the fourth quarter and fiscal year ended November 30, 2006.

•                  Increased sales 5% during 2006.  Higher volume from new products, marketing programs and ethnic flavors including a 2006 acquisition, as well as pricing actions, drove this increase.

•                  Achieved a 1.0 percentage point increase in gross profit margin, reaching 41.0% for the year.

•                  Reported earnings per share of $1.50 compared to $1.56 in 2005.  However, on a comparable basis, excluding restructuring charges and stock-based compensation expense, earnings per share increased significantly in 2006.

•                  For fiscal year 2007, expect to grow sales 4-6% and increase earnings per share 8-10% on a comparable basis.

Robert J. Lawless, Chairman and CEO, commented, “Our financial performance in 2006 exceeded our expectations.  We had four quarters of excellent financial results with strong contributions from both the consumer and industrial businesses.

“This was achieved during a time of significant change at the Company.  A restructuring plan that is underway included the consolidation of several large facilities.  In the U.S., we began the transformation of our industrial business and in the consumer business we embarked on a significant revitalization program for our spice and seasoning line.  In Europe we successfully implemented SAP and increased sales of core herbs and spices in the U.K. and France.  Each of these major initiatives was well-planned and well-executed.  In addition, we acquired a promising new business in the U.S., Simply Asia Foods, which established a leadership position for McCormick in the Thai foods category.  Never have I seen so much accomplished so quickly.  The foundation of our success is the leadership, hard work and talent of McCormick employees around the world.

“Our business continues to generate a high level of cash from operations.  Cash was used in 2006 to fund an acquisition, pay dividends, repurchase shares and fund capital projects that improved productivity.  Of cash from operations, 81% was returned to shareholders in the form of dividends and share repurchases.  In November we announced an 11% increase in the quarterly dividend per share.”

Fiscal year results

For the fiscal year, the Company increased sales 5%.  A number of products led to higher sales volume including convenience items, new flavor varieties for grilling, lower salt alternatives and products with ethnic flavors.  The Company continued to increase marketing support in both North America and Europe, with advertising expenditures up more than 25% in 2006.  The portfolio of U.S. consumer products was expanded with the acquisition of the Simply Asia Foods business during the year.  Also positively impacting sales were pricing actions taken early in 2006 in response to higher costs of certain materials, employee benefits and energy.  The impact of foreign currency was minimal for the fiscal year.

Gross profit margin reached 41.0%, a significant increase from 40.0% in the prior year.  Gross profit margin was net of restructuring charges, which reduced the margin by 0.5 percentage points. The increase in margin was driven by our initiatives to reduce costs, pricing actions and a more favorable product mix.

Earnings per share were $1.50 compared to $1.56 in 2005.  Charges related to the Company’s restructuring program reduced earnings per share 22¢ in 2006 and 5¢ in 2005.  Stock-based compensation expense, which the Company began to record in the first quarter of 2006, reduced earnings per share 11¢.  During the year, higher sales and gross profit margin, net of an increase in operating expenses, added 10¢ to earnings per share.  The increase in operating expenses included higher advertising support and incentive compensation.  Earnings per share were further increased by a lower tax rate which added 6¢, a 2% reduction in diluted shares outstanding which added 4¢, and increases in other income and income from unconsolidated operations which added 2¢.

During 2006, significant cash from operations was generated, totaling $311 million.  Mid-year, the Company increased its debt level to fund a portion of the acquisition of Simply Asia Foods. For the fiscal year, the primary uses of cash were $156 million for share repurchases, $103 million for acquisitions, $95 million for dividends and $79 million for net capital expenditures.

Fourth quarter results

For the fourth quarter, the Company increased sales 9%, a 7% increase in local currency.  As in the fiscal year, this growth was due to volume gains with new products, effective marketing and the addition of Simply Asia Foods, as well as pricing actions.  In the fourth quarter, the Company nearly doubled advertising to drive sales during the important holiday season and into 2007 for markets in North America and Europe.  The fourth quarter sales increase was net of the effects of our ongoing strategy to reduce low margin business, which reduced sales approximately 1%.

Gross profit margin reached 44.3% compared to 43.9% in the prior year.  Gross profit margin was net of restructuring charges, which reduced the margin by 0.6 percentage points.

Earnings per share were 62¢ compared to 65¢ in 2005.  Charges related to the Company’s restructuring program reduced earnings per share 10¢ in the fourth quarter of 2006 and 5¢ in the fourth quarter of 2005.  Stock-based compensation expense, which the Company began to record in the first quarter of 2006, reduced earnings per share 2¢.  During the quarter, higher sales and improved gross profit margin more than offset a significant increase in advertising and higher incentive compensation expense.  Earnings per share increased 3¢ from a lower tax rate, decreased 2¢ due to lower income from unconsolidated operations and increased 1¢ from a reduction in diluted shares outstanding.

Financial outlook

Mr. Lawless further stated, “There is great momentum as we begin 2007 and we expect another year of excellent financial results.  The restructuring program announced at the end of 2005 will generate significant savings in 2007.  We met our cost reduction target of $10 million in 2006 and project cost savings of $30 million in 2007.  We are particularly excited about the roll out of our revitalization program for our consumer spice and seasoning line in the U.S.  The increased sales for this part of our business in the second half of 2006 are an early sign of success with this initiative together with increased advertising.  For our industrial business, operating profit margins will continue to benefit from our transformation actions in the U.S. and additional efforts in international markets.”

The Company expects to increase 2007 earnings per share in the 8-10% range on a comparable basis with 2006 which excludes restructuring charges.  Sales are expected to grow 4-6% with a full year impact of Simply Asia, the continued roll out of the spice and seasoning revitalization program in the U.S., and further success with new product introductions and other growth initiatives.  This sales increase is net of reductions from the elimination of lower margin products, which will continue into 2007.  Gross profit margin is projected to increase approximately 0.5 percentage points, on a comparable basis with 2006, excluding restructuring charges.  Including estimated restructuring charges of 18¢, earnings per share for 2007 are projected to be in the range of $1.67-$1.71.

Business Segment Results

In the first quarter of 2006, the Company made several changes to the way it reports its business segment results.  These changes are described following the financial results for the consumer and industrial businesses.

Consumer Business

	Three Months Ended			Twelve Months Ended
(in thousands)	11/30/06		11/30/05	11/30/06		11/30/05
Net sales	$504,531		$460,274	$1,556,408		$1,478,245
Operating income	106,629	*	114,401	220,867	*	277,158
Operating income excluding restructuring charges	122,286	*	124,819	277,977	*	288,018

*  The Company began recording stock-based compensation expense in the first quarter of 2006.  Stock compensation expense recorded in the consumer business operating results was $2.2 million in the fourth quarter and $13.9 million year-to-date.

For the fiscal year, sales for McCormick’s consumer business rose 5% compared to 2005, with no significant impact from foreign currency.  The Company drove sales with higher volume from successful new products and effective marketing programs, the acquisition of Simply Asia Foods and pricing actions.  Consumer sales in the Americas rose 8% due to higher volume from new products, brand support, including increased advertising support, and the acquisition of Simply Asia Foods, as well as pricing.  Foreign exchange rates had a positive impact of less than 1% in this region.  In Europe, consumer sales declined 1%, but in local currency rose 1%.  Increased sales of core spices and herbs in both the U.K. and France were offset in part by distribution lost to a competitor in The Netherlands early in the year, as well as the Company’s decision to exit its business in Finland.  In the Asia/Pacific region, the Company increased sales 1%, and in local currency, 2%.  Sales in China rose 14% in local currency, while Australia was affected by discontinued sales of a lower margin product line.

For the consumer business, fiscal year 2006 operating income, excluding restructuring charges, was $278 million compared to $288 million in 2005.  This includes $14 million of stock-based compensation expense recorded in 2006.  An increase of $17 million was driven by higher sales and gross profit margin, partially offset by higher incentive compensation.  In addition, the Company increased advertising expenditures $13 million to support the sale of its brands in domestic and international markets.

For the fourth quarter, similar factors affected consumer sales in each region.  In total, consumer sales rose 10% compared to the prior year, and in local currency increased 8%.  Sales in the Americas rose 11% with a minimal impact from foreign exchange rates.  Consumer sales in Europe rose 6%, but in local currency were unchanged from 2005.  In the Asia/Pacific region, the Company increased sales 1%, and in local currency, sales were even with last year.  Fourth quarter operating income excluding restructuring charges was $122 million compared to $125 million in 2005.  This included the negative impact of $2 million of stock-based compensation expense recorded in 2006.  An increase of $8 million was driven by higher sales and gross profit margin, net of higher incentive compensation.  In addition, the Company increased advertising expenditures $9 million in the fourth quarter.

Industrial Business

	Three Months Ended			Twelve Months Ended
(in thousands)	11/30/06		11/30/05	11/30/06		11/30/05
Net sales	$299,183		$276,781	$1,160,008		$1,113,735
Operating income	19,828	*	21,097	48,747	*	66,350
Operating income excluding restructuring charges	22,635	*	21,210	75,743	*	66,651

*  The Company began recording stock-based compensation expense in the first quarter of 2006.  Stock compensation expense recorded in the industrial business operating results was $1.6 million in the fourth quarter and $8.1 million year-to-date.

For the fiscal year, sales for McCormick’s industrial business increased 4% compared to the prior year, with no significant impact from foreign exchange rates.  The increase was driven primarily by higher volume related to new product introductions.  The elimination of low margin business reduced sales 1% during the year.  In the Americas, industrial sales rose 5%, and in local currency 4%.  This increase was achieved despite the elimination of low margin business which reduced sales 1%.   Sales of new products to strategic customers were the primary driver of higher sales in this region.  In Europe, the Company increased sales 4%, and in local currency 5% with increases in snack seasonings and products sold to quick service restaurants.  These sales increases were achieved despite a1% reduction due to the elimination of low margin business.  Sales in the Asia/Pacific region decreased 2%, and in local currency decreased 4%.

For the industrial business, fiscal year operating income, excluding restructuring charges, was $76 million compared to $67 million in 2005.  This included an $8 million negative impact of stock-based compensation expense recorded in 2006.  A significant increase of $17 million was driven by higher sales and gross profit margin during the year, partially offset by increased incentive compensation.  Cost savings from the Company’s restructuring plan and a focus on strategic customers lifted margins in 2006.  Also, the industrial business was negatively impacted in 2005 by several factors including extreme volatility in the vanilla market.

For the fourth quarter, similar factors affected industrial sales in each region.  In total, industrial sales rose 8% compared to the prior year, and in local currency increased 6%.  The elimination of low margin business reduced sales 1% during this period.  Sales in the Americas rose 3% with minimal impact from foreign currency rates.   During the fourth quarter, the elimination of low margin business reduced sales 2% in this region.  Industrial sales in Europe rose 27%, and in local currency 21%, due to increased sales of seasonings for chicken, condiments and other food service products.   In the Asia/Pacific region, the Company increased sales 9%, and in local currency 6%.  Fourth quarter operating income excluding restructuring charges was $23 million compared to $21 million in 2005.  This includes $2 million of stock-based compensation expense in 2006.  Higher sales and gross profit margin, net of increased incentive compensation, contributed $4 million to operating income during this period.

Changes in Reporting Business Segment Results

In the first quarter of 2006, the Company changed the way it internally reports its business segment results.  In line with this change, the segment results above have also been changed and prior periods have been restated to be comparable.  The changes are summarized below:

•                  Operating income internally is measured by management excluding restructuring charges.  The information provided above displays operating income for each segment with and without restructuring charges.  As noted below, management believes this information is relevant to analyze business performance and trends.

•                  The Company decided to allocate 100% of its selling, general and administrative expenses to the business segments beginning in the first quarter of 2006. The Company believes that this more complete allocation better represents the profitability of its two segments.

•                  The sales and income related to warehouse club customers are now managed in the consumer business.  Through 2005, this was managed in the industrial business.

The Company has posted to its website, restated historical business segment results for each quarter of 2005 at ir.mccormick.com under the heading “Financial Information” and “2005 Business Segment Restatement.”

In addition to the changes noted above, the Company also adopted SFAS 123R, which resulted in the Company recording stock-based compensation expense beginning in the first quarter of 2006. This has a significant effect on each of the business segments and accordingly, the effect is noted with the segment financial results reported above.

Non-GAAP Financial Measures

The pro forma information excluding restructuring charges in this press release are not measures that are defined in generally accepted accounting principles (“GAAP”).  These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects.  These non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the restructuring related items.  Management analyzes the Company’s business performance and trends excluding amounts related to the restructuring.  These measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Pro forma Information

The Company has provided below certain pro forma financial results excluding amounts related to its restructuring programs.  In addition, the impact of stock-based compensation expense, which the Company began to record in “Selling, general and administrative expense” in the first quarter of 2006, is noted.

	Three Months Ended		Twelve Months Ended
(in thousands)	11/30/06	11/30/05	11/30/05	11/30/06
Net income	$83,071	$88,142	$202,171	$214,941
Less: Impact of restructuring charges	13,101	7,087	30,310	7,511
Pro forma net income	$96,172	$95,229	$232,481	$222,452

The impact of restructuring activity on net income includes:

	Three Months Ended		Twelve Months Ended
(in thousands)	11/30/06	11/30/05	11/30/06	11/30/05
Restructuring charges included in Cost of goods sold	$(5,303)	—	$(11,729)	—
Restructuring charges	(13,159)	$(10,530)	(72,378)	$(11,161)
Tax impact included in Income taxes	5,336	3,443	26,991	3,650
Gain on sale of unconsolidated operation	25	—	26,806	—
	$(13,101)	$(7,087)	$(30,310)	$(7,511)

No stock-based compensation expense was recorded in 2005.  In the fourth quarter of 2006, stock-based compensation expense of $3.8 million had an after-tax impact of $2.7 million.  For the fiscal year, stock-based compensation expense of $22.0 million had an after-tax impact of $15.1 million.

	Three Months Ended		Twelve Months Ended
	11/30/06	11/30/05	11/30/06	11/30/05
Earnings per share - diluted	$0.62	$0.65	$1.50	$1.56
% increase versus prior period	(4.6%)		(3.8%)
Less: Impact restructuring charges	0.10	0.05	0.22	0.05
Pro forma earnings per share – diluted	$0.72	$0.70	$1.72	$1.61
% increase versus prior period	1.4%		6.8%

No stock-based compensation expense was recorded in 2005.  In the fourth quarter of 2006, stock-based compensation expense reduced earnings per share by $0.02.  For the fiscal year, stock-based compensation expense reduced earnings per share by $0.11.  On a comparable basis, excluding both restructuring charges and stock-based compensation expense, fiscal year 2006 diluted earnings per share rose 13.7%.

Live Webcast

As previously announced, McCormick will hold a conference call with analysts today at 10:00 a.m. ET.  The conference call will be web cast live via the McCormick web site.  Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials.  At this same location, a replay of the call will be available following the live call.  Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including expected trends in net sales and earnings performances and other financial measures, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as:  actions of competitors, customer relationships, ability to realize expected cost savings and margin improvements, market acceptance of new products, actual amount and timing of restructuring charges, removal and disposal costs, final negotiations of third-party contracts, the impact of stock market conditions on its share repurchase program, fluctuations in the cost and availability of supply chain resources and global economic conditions, including interest and currency rate fluctuations, and inflation rates, and other risks described in the Company’s Form 10-K for the fiscal year ended November 30, 2005.  The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry – to foodservice and food manufacturers as well as to retail outlets.

# # #

For information contact:

Corporate Communications:	Investor Relations:
John McCormick	Joyce Brooks
(410) 771-7110	(410) 771-7244
john_mccormick@mccormick.com	joyce_brooks@mccormick.com

1/2007

(Financial tables follow)

Fourth Quarter Report                                                                                                                     McCormick & Company, Incorporated

Consolidated Income Statement

(In thousands except per-share data; for periods ending November 30)

	Three Months Ended		Twelve Months Ended
	2006	2005	2006	2005
Net sales	$803,714	$737,054	$2,716,416	$2,591,980
Cost of goods sold	448,068	413,352	1,601,843	1,555,426
Gross profit	355,646	323,702	1,114,573	1,036,554
Gross profit margin	44.3%	43.9%	41.0%	40.0%
Selling, general and administrative expense	216,030	177,674	772,581	681,885
Restructuring charges / (credits)	13,159	10,530	72,378	11,161
Operating income	126,457	135,498	269,614	343,508
Interest expense	14,459	12,637	53,693	48,200
Other (income) / expense, net	(2,152)	78	(7,152)	(367)
Income from consolidated operations before income taxes	114,150	122,783	223,073	295,675
Income taxes	33,988	40,150	64,727	96,686
Net income from consolidated operations	80,162	82,633	158,346	198,989
Income from unconsolidated operations	3,419	6,809	19,861	20,639
Gain on sale of unconsolidated operation	25	—	26,806	—
Minority interest	(535)	(1,300)	(2,842)	(4,687)
Net income	$83,071	$88,142	$202,171	$214,941

Earnings per common share - basic	$0.64	$0.66	$1.53	$1.60
Earnings per common share - diluted	$0.62	$0.65	$1.50	$1.56

Average shares outstanding - basic	130,774	133,398	131,760	134,463
Average shares outstanding - diluted	134,384	136,228	134,957	138,224

Fourth Quarter Report                                                                                                                     McCormick & Company, Incorporated

Consolidated Balance Sheet

(In thousands; for periods ending November 30)

	2006	2005
Assets
Current assets
Cash and cash equivalents	$49,043	$30,263
Receivables, net	379,063	369,277
Inventories	405,727	344,004
Prepaid expenses and other current assets	65,626	56,665
Total current assets	899,459	800,209
Property, plant and equipment, net	469,464	450,837
Goodwill and intangible assets, net	997,393	822,192
Prepaid allowances	45,494	42,301
Investments and other assets	156,152	157,165
Total assets	$2,567,962	$2,272,704

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$81,408	$106,052
Trade accounts payable	224,361	198,194
Other accrued liabilities	474,770	394,745
Total current liabilities	780,539	698,991
Long-term debt	569,591	463,900
Other long-term liabilities	281,001	280,671
Total liabilities	1,631,131	1,443,562
Minority interest	3,555	29,190
Shareholders’ equity
Common stock	444,283	387,157
Retained earnings	348,681	385,230
Accumulated other comprehensive income	140,312	27,565
Total shareholders’ equity	933,276	799,952
Total liabilities and shareholders’ equity	$2,567,962	$2,272,704

Fourth Quarter Report                                                                                                                     McCormick & Company, Incorporated

Consolidated Cash Flow Statement

(In thousands; for periods ending November 30)

	Twelve Months Ended
	2006	2005
Cash flows from operating activities
Net income	$202,171	$214,941
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	86,815	74,560
Stock based compensation	24,902	—
Gain on sale of unconsolidated operation	(26,806)	—
Income from unconsolidated operations	(19,861)	(20,635)
Changes in operating assets and liabilities	25,171	34,091
Dividends from unconsolidated affiliates	18,405	29,242
Net cash flow from operating activities	310,797	332,199

Cash flows from investing activities
Acquisitions of businesses	(102,616)	(5,495)
Capital expenditures	(84,761)	(66,834)
Proceeds from redemption of unconsolidated operation	9,236	—
Proceeds from sale of property, plant and equipment	6,138	2,307
Net cash flow from investing activities	(172,003)	(70,022)

Cash flows from financing activities
Short-term borrowings, net	(24,828)	(34,820)
Long-term debt borrowings	299,666	—
Long-term debt repayments	(197,705)	(32,803)
Proceeds from exercised stock options	46,548	45,042
Common stock acquired by purchase	(155,928)	(185,636)
Dividends paid	(94,976)	(86,247)
Net cash flow from financing activities	(127,223)	(294,464)

Effect of exchange rate changes on cash and cash equivalents	7,209	(7,785)
Increase/(decrease) in cash and cash equivalents	18,780	(40,072)
Cash and cash equivalents at beginning of period	30,263	70,335

Cash and cash equivalents at end of period	$49,043	$30,263